Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into by and between Baudax Bio, Inc. (the “Company”) and Richard Casten (the “Executive”), effective as of March 8, 2021 (the “Effective Date”), with a mutually agreed upon employment start date.

BACKGROUND

WHEREAS, the Company desires to employ the Executive, and the Executive desires to accept such employment, subject to the terms and further conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Employment and Duties. From and after the Effective Date, the Company shall employ the Executive as its Chief Financial Officer. In such capacity, the Executive shall perform all such duties as are assigned to him or her, consistent with the Executive’s titled position, by the Company’s Chief Executive Officer. The Executive will devote his full business time and his or her reasonable best efforts to promote the interests of the Company. Nothing contained herein shall preclude the Executive from managing personal investments, participating in charitable, community, educational and professional activities, or, with the prior written consent of the Company (which shall not be unreasonably withheld), serving on the board of directors (or comparable governing body), including any board committees, of for-profit businesses that do not compete with the Company, provided that such activities do not materially interfere with the performance of his or her duties for the Company. The Executive represents and warrants that he is not a party to or otherwise bound by any agreement or restriction that could conflict with, or be violated by, the performance of his duties to the Company or his obligations under this Agreement.

2. Term. The term of the Executive’s employment hereunder shall continue until terminated pursuant to the terms of this Agreement.

3. Compensation.

(a) Base Salary. The Company shall pay the Executive in accordance with its normal bi-weekly payroll practices an annual salary at the initial rate of $390,000 per year (the “Base Salary”). The Executive’s Base Salary shall be reviewed not less often than annually and may be increased from time to time in the sole discretion of the Company. The Base Salary, as in effect from time to time, may not be decreased without the prior written consent of the Executive, except as part of an across the board decrease in which the percentage decrease in the Executive’s base salary is not greater than the smallest percentage decrease of any other senior executive officer.

(b) Annual Bonus Opportunity. Commencing with the 2021 calendar year, the Executive will participate in the Company’s annual incentive bonus program. The Executive’s target annual bonus amount (the “Target Bonus”) will be 37.50% of the Base Salary. The terms of the Company’s annual incentive bonus program, including the applicable performance goals and measures, will be determined from time to time in the discretion of the Company’s Board of Directors (the “Board”) or its Compensation Committee (the “Compensation Committee”); provided that the Target Bonus opportunity will not be reduced without the Executive’s consent.

(c) Signing Bonus. On the first regularly scheduled salaried employee payroll date that occurs at least five (5) business days after the Effective Date, the Company will pay the Executive a signing bonus of $75,000. If prior to the first anniversary of the Effective Date, the Executive’s employment with the Company ceases due to a termination by the Company with Cause (as defined below) or a resignation by the Executive other than for the reason described below in Section 10(a)(v), the Executive will be required to repay the gross amount of this signing bonus to the Company within 30 days following such cessation of employment.

(d) Inducement Equity Awards. As an inducement for the Executive to accept employment with the Company and enter into this Agreement, the Company will issue to the Executive the following equity awards:

(i) a restricted stock unit award in respect of 15,000 shares of common stock of the Company (“Common Stock”), vesting (subject to the Executive’s continued service) on December 31, 2021;

(ii) a restricted stock unit award in respect of 85,000 shares of Common Stock, vesting (subject to the Executive’s continued service) in four equal, annual installments, beginning on the first anniversary of the grant date;

(iii) a stock option award in respect of 15,000 shares of Common Stock, with an exercise price equal to the closing price of Common Stock on the grant date and vesting (subject to the Executive’s continued service) on December 31, 2021; and

(iv) a stock option award in respect of 255,000 shares of Common Stock, with an exercise price equal to the closing price of Common Stock on the grant date and vesting (subject to the Executive’s continued service) in 48 equal monthly installments, with the first such installment occurring one month following the grant date.

The other terms of these awards will be determined in the discretion of the Compensation Committee. Such awards will be granted to the Executive within 30 days following the Effective Date, provided the Executive remains in continuous service with the Company through such grant date, and will be granted as non-plan inducement awards pursuant to Nasdaq Listing Rule 5635(c)(4).

4. Other Benefits.

(a) Benefit Plans. The Executive shall be eligible to participate in all health insurance, savings and retirement, and other benefit plans, if any, that are from time to time generally applicable to other employees of the Company, subject to the terms and conditions of such plans.

(b) Vacation and Personal Days. The Executive shall be entitled to five (5) weeks of paid vacation time per year and three (3) paid personal days per year, in accordance with the plans, practices, policies, and programs of the Company.

(c) Expense Reimbursement. The Executive shall be entitled to receive reimbursement for all reasonable employment-related expenses incurred by the Executive upon the receipt by the Company of an accounting in accordance with practices, policies and procedures applicable to other employees of the Company.

5. Confidential Information.

(a) The Executive agrees at all times during the term of his or her employment with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person or entity (“Person”) without prior written authorization of the Company, any Confidential Information of the Company. The Executive understands that “Confidential Information” means Inventions (as defined herein) and any other information of the Company and/or its affiliates disclosed or made available to the Executive, whether before or during the term hereof, including but not limited to financial information, technical and non-technical data, services, products, processes, operations, reports, analyses, test results, technology, samples, specifications, protocols, performance standards, formulations, compounds, know-how, methodologies, trade secrets, trade practices, marketing plans and materials, strategies, forecasts, research, concepts, ideas, and names, addresses and any other characteristics or identifying information of the Company’s existing or potential investors, licensors, licensees, suppliers, customers or employees. Confidential Information shall not include any information the Executive can establish by competent proof is or becomes public knowledge or part of the public domain through no act or omission of the Executive. Notwithstanding the foregoing, the Executive shall be permitted to disclose Confidential Information pursuant to a court order, government order or any other legal requirement of disclosure if no suitable protective order or equivalent remedy is available, provided that the Executive gives the Company written notice of such court order, government order or legal requirement of disclosure immediately upon knowledge thereof and allows the Company a reasonable opportunity to seek to obtain a protective order or other appropriate remedy prior to such disclosure to the extent permitted by law. Further, it shall not be a violation of the Executive’s confidentiality obligations, and the Executive shall not be held criminally or civilly liable under any federal or state trade secret law if disclosure of confidential information (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(b) The Executive agrees that he or she shall not, during his or her employment with Company, improperly use or disclose any proprietary information or trade secrets of any former employer of the Executive or other Person and that the Executive will not bring onto the premises of the Company any unpublished documents or proprietary information belonging to any such former employer or Person unless consented to in writing by such former employer or Person.

(c) The Executive recognizes that the Company has received and in the future will receive from third parties certain confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any Person, or to use it except as necessary in carrying out his or her work for the Company consistent with the Company’s agreement with such third party.

(d) Notwithstanding anything herein to the contrary, nothing in this Agreement shall (x) prohibit the Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or (y) require notification or prior approval by the Company of any such report; provided that, the Executive is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege.

6. Inventions.

(a) The Executive agrees that he or she shall promptly make full written disclosure to the Company, shall hold in trust for the sole right and benefit of the Company, shall assign and hereby does assign to the Company, or its designee, all of the Executive’s right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registerable under copyright or similar laws, which the Executive may, solely or jointly, conceive or develop or reduce to practice during the period of time the Executive is in the employ of the Company that relate to the Company and/or its products (collectively referred to as “Inventions”). The Executive further acknowledges that all original works of authorship which are made by the Executive (solely or jointly with others) within the scope of and during the period of his or her employment with the Company and which are protectable by copyright are “works made for hire”, as that term is defined in the United States Copyright Act. The Executive understands and agrees that the decision whether or not to commercialize or market any invention developed by the Executive (solely or jointly with others) is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to the Executive as a result of the Company’s efforts to commercialize or market any such invention.

(b) The Executive agrees to keep and maintain adequate and current written records of all Inventions made by the Executive (solely or jointly with others) during the term of his or her employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(c) If the Company is unable because of the Executive’s mental or physical incapacity or for any other reason to secure his or her signature on any such document, then the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his or her agent and attorney-in-fact to act for and in the Executive’s behalf and stead to execute and file any such document and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by the Executive.

7. Returning Company Documents. The Executive agrees that, at the time of leaving the employ of the Company, he or she shall deliver to the Company (and will not keep in his or her possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, materials, equipment, other documents or property, or reproductions of any of the aforementioned items developed by the Executive pursuant to his or her employment with the Company or otherwise belonging to the Company, its successors or assigns.

8. Nonsolicitation and Noncompetition.

(a) The Executive agrees that during the term of his or her employment with the Company and for a period of one (1) year immediately following the termination of the Executive’s employment with the Company for any reason whatsoever, whether with or without cause, (i) the Executive shall not, either directly or indirectly, solicit, induce, recruit or encourage any employees of the Company and/or its affiliates to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company and/or its affiliates, either for the Executive or for any other Person and (ii) neither the Executive, nor any firm, organization or corporation in which he or she is interested, shall, for any reason, directly or indirectly, persuade or attempt to persuade any investor, licensor, licensee, supplier or customer of the Company or its affiliates, or any potential investor, licensor, licensee, supplier or customer to which the Company and/or its affiliates have made a presentation or with which the Company and/or its affiliates have been having discussions, to not transact business with the Company and/or its affiliates or to transact business with the Executive or any other Person as an alternative to or in addition to the Company and/or its affiliates.

(b) The Executive agrees that during the term of his or her employment with the Company and for a period of one (1) year immediately following the termination of the Executive’s employment with the Company for any reason whatsoever, whether with or without cause, the Executive shall not, anywhere in the world, engage, either directly or indirectly, whether as a principal or as an agent, officer, director, employee, consultant, shareholder, partner or otherwise, alone or in association with any other Person, in any Directly Competing Business. For purposes of this Agreement, the term “Directly Competing Business” shall mean any Person engaged in the development or commercialization of products that are the same or substantially similar to, or that directly compete with, those products developed, commercialized or actively in development or commercialization by the Company or its affiliates.

(c) In the event that the provisions of subparagraphs (a) or (b) above should be determined by a court or other tribunal of competent jurisdiction to exceed the time, geographic, services or product limitations permitted by the applicable law in a jurisdiction in which enforcement of this Agreement is sought, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service or product limitations permitted by such applicable law, and the parties hereby expressly grant any court or competent jurisdiction the authority to effect such reformation.

9. Equitable Relief. The parties confirm that a violation by the Executive of the provisions of this Agreement, including but not limited to, the restrictions in Sections 5 through 8, will cause the Company irreparable harm that cannot be remedied adequately by monetary damages. The Executive agrees that, in the event of such a violation, the Company shall be entitled to seek temporary, preliminary and permanent injunctive relief to restrain any such violation (without the posting of a bond) and to an equitable accounting of all earnings, profits and other benefits arising from the breach or violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. The Company shall be entitled to commence action for such relief in any state or federal court in the Commonwealth of Pennsylvania, and the Executive waives to the fullest extent permitted by law any objection that he or she may now or hereafter have to the jurisdiction and venue of the court in any such proceeding.

10. Termination of Employment.

(a) The Executive’s employment shall terminate, or be subject to termination, as follows:

(i) Death or Disability. In the event the Executive dies, the Executive’s employment shall terminate automatically. If the Executive becomes entitled to long-term disability benefits under the Company’s then-current disability insurance policy(ies) applicable to the Executive, the Company may, at its option, terminate the Executive’s employment hereunder effective immediately upon written notice. If the Company does not have in effect disability insurance covering the Executive and/or if “disabled” is not defined therein, the Executive shall be deemed disabled, and his employment may be terminated hereunder, at such time that he or she suffers a physical or mental disability that renders him or her unable to perform the duties of his or her employment on substantially a full-time basis, and such period of physical or mental disability continues without substantial interruption for more than one hundred eighty (180) days.

(ii) By Company for Cause. The Company may, at any time, terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon (a) conduct amounting to fraud or dishonesty against the Company; (b) the willful failure by the Executive to substantially perform his or her duties hereunder or the material violation by the Executive of any agreement with, or duty owed, to the Company or its affiliates, which willful failure or material violation shall continue for thirty (30) days or more following written notice to the Executive; (c) the Executive’s loss of any permit, license, accreditation or other authorization necessary to the Executive’s performance of his or her duties hereunder, as determined by the Company in its sole discretion; (d) the Executive’s conviction of a felony or a plea by the Executive of nolo contendere to a felony; or (e) other willful conduct by the Executive likely, in the reasonable judgment of the Board, to materially adversely affect the reputation of the Company, which conduct shall continue for five (5) days or more following written notice to the Executive. No act, or omission to act, shall be considered “willful” unless such act or omission is done without a good faith belief by the Executive that such act or omission is in, or not opposed to, the best interests of the Company.

(iii) By Company for Convenience. The Company may terminate the Executive’s employment hereunder at any time, without Cause, upon no less than thirty (30) days prior written notice to Executive.

(iv) By Executive for Convenience. The Executive may terminate his or her employment hereunder at any time upon no less than thirty (30) days prior written notice to the Company.

(v) By Executive upon a Change of Control. The Executive may terminate his or her employment hereunder at any time during the twelve (12) months following a Change of Control, if during such twelve-month period the Company and/or its successor (a) materially and adversely changes the status, responsibilities or perquisites of the Executive in his capacity as an employee of the Company and such change is not cured within thirty (30) days following written notice by the Executive to the Company, (b) reduces the Executive’s Base Salary other than as permitted by Section 3 or the amount of the Target Bonus opportunity, or (c) requires the Executive to be principally based at any office or location more than fifty (50) miles from the Executive’s principal office immediately prior to the Change of Control; provided, however, that the Executive shall not be entitled to resign pursuant to this Section 10(a)(v) unless the Executive notifies the Company in writing of the circumstances outlined in Section 10(a)(v)(a) through 10(a)(v)(c) within thirty (30) days after he or she first has notice of such circumstances, the Company fails to cure such circumstances within thirty (30) days after receipt of such notice, and the Executives resigns his or her employment not later than ten (10) days after the end of such cure period. For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred upon the happening of any of the following events: (i) the consummation of a plan of dissolution or liquidation of the Company; (ii) the consummation of the sale or disposition of all or substantially all of the assets of the Company; (iii) the consummation of a merger, consolidation or other shareholder-approved fundamental business transaction in which the Company is a participant with another entity where the stockholders of the Company, immediately prior to the referenced transaction, will not beneficially own, immediately after the referenced transaction, shares or other equity interests entitling such stockholders to more than 50% of all votes to which all equity holders of the surviving entity would be entitled in the election of directors; (iv) the date any entity, person or group, (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended), (other than the Company or any of its subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries), shall have become the beneficial owner of, or shall have obtained voting control over, more than fifty percent (50%) of the outstanding shares of the Common Stock; or (v) the first day after the date hereof when directors are elected such that a majority of the Board shall have been members of the Board for less than twenty-four (24) months, unless the nomination for election of each new director who was not a director at the beginning of such twenty-four (24) month period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

(b) Severance.

(i) In the event of any termination of the Executive’s employment for any reason, the Executive (or his or her estate) shall be entitled to (A) his or her Base Salary through the date of termination, (B) the value of his or her accrued but unused vacation and paid time off through the date of termination, (C) except in the case of termination for Cause, any bonus earned in a prior year but not yet paid on the date of termination, (D) reimbursement of all business expenses properly incurred prior to the date of termination consistent with Company policy, and (E) any benefits, including any continuation or conversion rights, provided under any employee benefit plan or policy of the Company (not including any severance, separation pay, or supplemental unemployment benefit plan), in accordance with the terms of such plan or policy (the “Accrued Benefits”).

(ii) In the event of termination of the Executive’s employment by reason of death, the Company shall pay or provide to the Executive’s estate: (A) the Accrued Benefits, (B) the Executive’s Base Salary, in accordance with its normal payroll practices (but not less frequently than monthly), for a period of six (6) months from the effective date of such termination, (C) an amount equal to the Executive’s Target Bonus for the fiscal year of termination pro-rated through the date of termination (determined based on the number of days that the Executive is employed by the Company in such year) and paid promptly following such termination, and (D) continued health benefits for the Executive’s eligible dependents at the Company’s expense (or such portion thereof as is then funded by the Company for other employees of the Company) for the period described above in clause (B).

(iii) In the event of a termination by the Company pursuant to Section 10(a)(iii), or if the Executive terminates this Agreement during the twelve (12) months after a Change of Control pursuant to Section 10(a)(v), the Company shall (A) pay or provide to the Executive the Accrued Benefits, (B) pay the Executive a pro-rata annual bonus in respect of the fiscal year in which the effective date of termination occurs (determined based on actual performance and the number of days the Executive is employed by the Company in such fiscal year), with such annual bonus (if any) paid at the same time it would have otherwise been paid absent the Executive’s termination of employment, (C) continue to pay the Executive his or her Base Salary, in accordance with its normal payroll practices (but not less frequently than monthly), and shall continue the Executive’s, and his or her eligible dependents’, health insurance benefits at the Company’s expense (or such portion thereof as is then funded by the Company for other employees of the Company) for a period of twelve (12) months from the effective date of such termination, and (D) provide the Executive, at the Company’s expense, with senior executive level outplacement services for a period of twelve (12) months from the date of termination, using a reputable provider selected by the Executive with the Company’s consent, which shall not be unreasonably withheld, provided that such outplacement expenses shall not exceed $25,000 in any event.

(iv) Except as expressly provided in this Section 10(b), upon the termination of the Executive’s employment, all payments hereunder shall cease.

(v) The payments and benefits described in Sections 10(b)(ii) and 10(b)(iii) are in lieu of, and not in addition to, any other severance arrangement maintained by the Company. The payments and benefits described in Sections 10(b)(ii) and 10(b)(iii), other than the Accrued Benefits, (the “Severance Benefits”) are conditioned on clauses (A) and (B) below:

A. The Executive’s (or in the case of the Executive’s death, his/her estate’s) execution and delivery to the Company and the expiration of all applicable statutory revocation periods, by the sixtieth (60th) day following the effective date of his or her termination of employment, of a general release of claims against the Company and its affiliates substantially in the form attached hereto as Exhibit A (the “Release”). Subject to Section 11 below, the Severance Benefits will begin to be paid or provided ten (10) days after the Release becomes irrevocable (or with respect to any amount payable under Section 10(b)(iii)(B), at such later time as specified therein); provided that if the seventy (70) day period following the date of termination begins in one taxable year and ends in a second taxable year, such payments or benefits shall not commence until the second taxable year. The initial payment will include any Severance Benefits that, but for the above-described timing rule, would have otherwise been paid since the date of the Executive’s cessation of employment.

B. The Executive’s continued compliance with the provisions of Sections 5, 6, 7 and 8 of this Agreement.

(vi) The Executive shall not be required to seek or accept other employment, or otherwise to mitigate damages, as a condition to receipt of the benefits described in Sections 10(b)(ii) and 10(b)(iii), and such benefits shall not be reduced or offset by an amounts received by the Executive from any other source, except to the extent provided in Section 10(b)(vii), below.

(vii) Any continuation of health insurance under this Section 10(b) will be accomplished by the Company’s waiver or payment of the applicable premium for COBRA continuation coverage. To the extent Executive (or his eligible dependents, as applicable) are not eligible, or cease to be eligible, for COBRA continuation (for example, because of their enrollment in another employer’s group health plan), the Company’s obligation to continue group health coverage under this Section 10(b) will cease.

(c) Other Roles. Contemporaneous with any cessation of Executive’s employment, unless otherwise requested by the Board, Executive will resign from all officer and director positions with the Company and its affiliates and execute such documents as may be requested by the Company to confirm that resignation.

11. Compliance with Section 409A.

(a) The parties intend for this Agreement to comply with or be exempt from Section 409A of the Code, and this Agreement should be interpreted accordingly. Nonetheless, the Company does not guaranty the tax treatment of any compensation payable to Executive.

(b) Notwithstanding anything to the contrary in this Agreement, no portion of the benefits or payments to be made under Section 10(b) hereof will be payable until the Executive has a “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to the Executive upon or following his or her “separation from service”, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following the Executive’s “separation from service” (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to the Executive in a lump sum immediately following that six month period. This paragraph should not be construed to prevent the application of Treas. Reg. § 1.409A-1(b)(9)(iii) (or any successor provision) to amounts payable hereunder. For purposes of the application of Section 409A of the Code, each payment in a series of payments will be deemed a separate payment.

(c) Notwithstanding anything to the contrary in this Agreement, except to the extent any expense, reimbursement or in-kind benefit provided to the Executive does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code, and its implementing regulations and guidance, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year, (ii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

12. Parachute Payment.

(a) If any payment or benefit the Executive would receive under this Agreement or otherwise (the “Total Payments”) would (i) constitute a “Parachute Payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Total Payment shall be equal to the Reduced Amount. The “ Reduced Amount” shall be either (x) the largest portion of the Total Payment that would result in no portion of the Total Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total of the Total Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greatest economic benefit notwithstanding that all or some portion of the Total Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting Parachute Payments is necessary so that the Total Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for the Executive. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

(b) In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount (as determined pursuant to clause (x) in the preceding paragraph) is subject to the Excise Tax, the Executive agrees to promptly return to the Company a sufficient amount of the Total Payment so that no portion of the Reduced Amount is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount is determined in accordance with clause (y) in the preceding paragraph, the Executive will have no obligation to return any portion of the Total Payment pursuant to the preceding sentence. Unless the Executive and the Company agree on an alternative accounting or law firm, the accounting firm then engaged by the Company for general tax compliance purposes shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint a nationally recognized accounting, law or consulting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting, law or consulting firm required to be made hereunder.

(c) The Company shall use commercially reasonable efforts such that the accounting, law or consulting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Executive and the Company within fifteen (15) calendar days after the date on which the Executive’s right to a Total Payment is triggered (if requested at that time by the Executive or the Company) or such other time as requested by the Executive or the Company.

13. Notices. All notices, consents, waivers or other communications which are required or permitted hereunder will be sufficient if given in writing and delivered personally, by overnight mail service, by fax transmission (which is confirmed) or by registered or certified mail, return receipt requested, postage prepaid, to the parties at the addresses set forth below (or to such other addressee or address as will be set forth in a notice given in the same manner):

If to the Company:	Baudax Bio, Inc.
490 Lapp Road
Malvern, PA 19355
Attn: Chief Executive Officer

If to the Executive:	Address contained in Company personnel records.

All such notices will be deemed to have been given three business days after mailing if sent by registered or certified mail, one business day after mailing if sent by overnight courier service, or on the date delivered or transmitted if delivered personally or sent by fax transmission.

14. Indemnification. To the maximum extent permitted by applicable law, both during the term of this Agreement and at all times thereafter, regardless of the reason for termination, the Company shall indemnify the Executive and hold the Executive harmless against any cost, fee, expense, fine or penalty (a “cost”) to which he or she may be subject as a result of serving as an employee or officer of the Company or any other entity at the Company’s direction, shall advance to the Executive, as incurred, the reasonable costs (including fees and disbursements of legal counsel) incurred by him in defending any judicial or administrative proceeding, including any investigation, that may give rise to a cost, subject to the Executive’s obligation to repay any such advance if it is subsequently determined that he or she was not entitled to indemnification, and shall provide for the Executive to be covered by its directors and officers, or any similar, insurance policy at the level applicable to its most senior active officers.

15. Non-disparagement. Both during the term of this Agreement and at all times thereafter, regardless of the reason for termination, the Executive shall not disparage the Company or any of its products, services, directors, officers, agents or employees, or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of the Company or any of its products, services, directors, officers, agents or employees. Similarly, the Company (meaning, solely for this purpose, the directors, executive officers and authorized spokespersons of the Company) will not disparage the Executive. Notwithstanding the foregoing, nothing in this Agreement will prohibit the Executive or the Company from (a) responding to any inquiry from, or providing truthful testimony before any self-regulatory organization or any state or federal regulatory authority, (b) making any other truthful disclosure required by law or legal process, or (c) defending any charge, action, investigation or proceeding initiated by or on behalf of the other.

16. Miscellaneous.

(a) No provision of this Agreement may be amended unless such amendment, modification or discharge is agreed to in writing signed by the parties hereto.

(b) No waiver by any party hereto of any breach of, or compliance with, any condition or provision of this Agreement by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No such waiver shall be enforceable unless expressed in a written instrument executed by the party against whom enforcement is sought.

(c) This Agreement constitutes the entire agreement of the parties on the subject matter and no agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. For the avoidance of doubt, any prior agreements or representations made by either party which are not set forth expressly in this Agreement, are hereby superseded. In the event of any conflict between this Agreement and any policy of the Company, the terms of this Agreement will control.

(d) This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Executive and his or her heirs, executors, administrators and legal representatives. The Company may not assign its rights and obligations under this Agreement to any person without the prior written consent of the Executive, except to a successor to the Company’s business that expressly adopts and agrees to be bound by this Agreement.

(e) This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania without giving effect to its principles of conflicts of law. Exclusive jurisdiction for any dispute between the parties arising from or in connection with this Agreement and/or the relationship between the Executive and the Company shall lie with the federal and state courts located in the Commonwealth of Pennsylvania, and each party hereby consents to the personal jurisdiction of such courts.

(f) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(g) This Agreement has been jointly drafted by the respective representatives of the Company and the Executive and no party shall be considered as being responsible for such drafting for the purpose of applying any rule construing ambiguities against the drafter or otherwise. No draft of this Agreement shall be taken into account in construing this Agreement.

(h) The Executive agrees to be bound by Company policies as in effect from time to time, including without limitation any policies regarding clawbacks, securities trading, and hedging or pledging of securities.

[Execution page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year indicated below, respectively.

EXECUTIVE

/s/ Richard Casten

Date: 3/8/2021

BAUDAX BIO, INC.

By:	/s/ Gerri Henwood
Title:	President and Chief Executive Officer

Date: 3/8/2021

[Signature Page to Employment Agreement]

Exhibit A

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (this “Release”) is made by and between ________ (the “Executive”) and Baudax Bio, Inc. (the “Company”).

WHEREAS, the Executive’s employment with the Company has terminated; and

WHEREAS, pursuant to Section 10(b)[ii][iii] of the Employment Agreement by and between the Company and the Executive dated as of __________ (the “Employment Agreement”), the Company has agreed to pay the Executive certain amounts and to provide certain benefits, subject to his or her execution and non-revocation of this Release. All terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

1. Consideration. The Executive acknowledges that: (i) the payments set forth in Section 10(b)[ii][iii] of the Employment Agreement constitute full settlement of all his or her rights under the Employment Agreement, (ii) he or she has no entitlement under any other severance or similar arrangement maintained by the Company or any of its affiliates, and (iii) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to the Executive by reason of the cessation of his or her employment. The Executive further acknowledges that, in the absence of his or her execution of this Release, the payments and benefits specified in Section 10(b)[ii][iii] of the Employment Agreement would not otherwise be due to him or her.

2. Release and Covenant Not to Sue.

2.1. Release. The Executive, on his or her own behalf and together with his or her heirs, assigns, executors, agents and representatives hereby fully and forever releases and discharges the Company, its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates and assigns, together with each and every of their present, past and future officers, directors, shareholders, general partners, limited partners, employees and agents (in their official, individual and all other capacities), and all other persons or entities acting with, for, through or in concert with any of them (herein collectively referred to as the “Company Releasees”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, which the Executive now has, or hereafter can, shall or may have for, upon or by reason of any act, transaction, practice, conduct, matter, cause or thing of any kind or nature whatsoever (each, a “Claim”) arising or occurring through the Effective Date of this Release.

2.2. Covenant Not to Sue. The Executive expressly represents that he or she has not filed a lawsuit or initiated any other administrative proceeding against the Company Releasees and that he or she has not assigned any claim against the Company Releasees to any other person or entity. The Executive further promises not to initiate a lawsuit or to bring any other claim against the Company Releasees (other than claims described in Section 2.3). Notwithstanding anything in this Release to the contrary, this Release will not prevent the Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by the Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) will be barred.

2.3. Claims Not Released. Notwithstanding Section 2.1, the forgoing release does not release the Company from claims: (a) to enforce this Release, (b) claims to enforce the Executive’s rights under any employee benefit plan (other than any severance, separation pay, or supplemental unemployment benefit plan) in accordance with the terms of the applicable plan(s), or (c) for indemnification under the Company’s By-Laws, under applicable law, or under any indemnification agreement between the Company and the Executive.

2.4. Claims Released. The Executive understands and agrees that the claims released in Section 2.1 include, but are not limited to: (a) any Claim based on any law, statute, or constitution or based on contract or in tort or based on common law; (b) any Claim based on or arising under any civil rights laws, labor laws, or employment laws, such as the Pennsylvania Human Relations Act, or the civil rights laws of any other state or jurisdiction, or Title VII of the Civil Rights Act of 1964 (“Title VII”), or the federal Age Discrimination in Employment Act of 1967 (“ADEA”), or the Americans with Disabilities Act of 1990 (“ADA”), or the Civil Rights Act of 1991, or the Worker Adjustment and Retraining Notification Act (“WARN”); (c) any Claim under any grievance or complaint procedure of any kind; (d) any Claim based on or arising out of or related to the Executive’s recruitment by, employment with, the termination of the Executive’s employment with, the Executive’s performance of any services in any capacity for, or any business transaction with, any or all of the Company Releasees (including, but not limited to any claim for wrongful or retaliatory discharge); (e) any Claim for a personal recovery by the Executive in connection with, or arising from, any lawsuit or proceeding brought by any person or entity other than the Executive (including, but not limited to, any Claim brought by any administrative agency, department or commission); (f) any Claim for the Executive’s attorneys’ fees, costs or expenses relating to this Release; and (g) any other Claim for compensation of any kind.

3. Cooperation. The Executive further agrees that he or she will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which the Executive was in any way involved during his or her employment with the Company. The Executive shall render such cooperation in a timely manner on reasonable notice from the Company.

4. Non-Disparagement. The Executive will not disparage the Company or any of its directors, officers, agents or employees or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of the Company or any of its directors, officers, agents or employees. Similarly, the Company (meaning, solely for this purpose, the directors, executive officers and authorized spokespersons of the Company) will not disparage the Executive.

5. Permitted Conduct. Notwithstanding anything in this Release to the contrary, nothing in this Release shall prohibit or restrict the Executive or the Company from: (a) initiating communications directly with, or responding to any inquiry from, or providing testimony before, the SEC, FINRA, any other self-regulatory organization or any other state or federal regulatory authority; (b) making any disclosure of relevant, necessary and truthful information or documents: (i) pursuant to the Sarbanes-Oxley Act; (ii) as otherwise required by law or legal process; (iii) in connection with any charge, action, investigation or proceeding initiated by or on behalf of the other; or (iv) to the Company’s Legal Department.

6. Restrictive Covenants. The Executive acknowledges that the restrictive covenants contained in Sections 5, 6, 7, 8 and 9 of the Employment Agreement will survive the termination of his or her employment (the “Restrictive Covenants”). The Executive affirms that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company, that he or she received adequate consideration in exchange for agreeing to the Restrictive Covenants and that he or she will abide by the Restrictive Covenants.

7. Rescission Right. The Executive expressly acknowledges and recites that: (a) Executive has read and understands the terms of this Release in its entirety, (b) Executive has entered into this Release knowingly and voluntarily, without any duress or coercion, (c) Executive has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it, (d) Executive was provided at least twenty-one (21) calendar days after receipt of the Release to consider its terms before signing it, and (e) Executive is provided seven (7) calendar days from the date of signing to terminate and revoke this Release, in which case this Release shall be unenforceable, null and void. The Executive may revoke this Release during those seven (7) days by providing written notice of revocation to Baudax Bio, Inc., 490 Lapp Road, Malvern, PA, 19355, Attn: Chief Executive Officer. Provided that the Executive does not revoke this Release, the Release shall become effective on the eighth (8th) day following the Executive’s execution of the Release (the “Effective Date”).

8. Medicare Beneficiary Representation. The Executive warrants that, as of the date the Executive signs this Agreement, the Executive is not a Medicare beneficiary, is not Medicare eligible, is not within 30 months of becoming Medicare eligible, is not 65 years of age or older, is not suffering from end stage renal failure or amyotrophic lateral sclerosis, has not received Social Security benefits for 24 months or longer, has not applied for Social Security benefits, and has not been denied Social Security disability benefits and is appealing the denial. The Executive affirms, covenants, and warrants that the Executive has made no claim, nor is he or she aware of any facts supporting any claim, against any of the Company Releasees under which any of the Company Releasees could be liable for medical expenses incurred by the Executive before or after the execution of this Agreement. Furthermore, the Executive is aware of no medical expenses for which Medicare has paid and for which any of the Company Releasees is or could be liable. The Executive agrees and affirms that, to the best of his or her knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. The Executive acknowledges and agrees that the payment(s) made to the Executive under this Agreement may be reported as provided in Section 111 of the Medicare, Medicaid, and SCHIP Extension Act of 2007, 42 U.S.C. § 1395y(b)(8). The Executive also agrees to indemnify, defend, and hold the Company Releasees harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys’ fees. The Executive specifically waives any related claims for damages against any and all of the Company Releasees including, without limitation, a private cause of action provided by 42 U.S.C. § 1395y(b)(3)(A).

9. Miscellaneous.

9.1. Tax Withholding. All payments provided to the Executive will be subject to tax withholding in accordance with applicable law.

9.2. No Admission of Liability. This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to the Executive. There have been no such violations, and the Company specifically denies any such violations.

9.3. No Reinstatement. The Executive agrees that the Executive will not apply for reinstatement with the Company or seek in any way to be reinstated, re-employed or hired by the Company in the future.

9.4. Successors and Assigns. This Release shall inure to the benefit of and be binding upon the Company and the Executive and their respective successors, permitted assigns, executors, administrators and heirs. The Executive may not make any assignment of this Release or any interest herein, by operation of law or otherwise. The Company may assign this Release to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

9.5. Severability. Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

9.6. Entire Agreement; Amendments. Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof. This Release may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

9.7. Governing Law. This Release shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania without regard to the application of the principles of conflicts of laws.

9.8. Execution Date; Counterparts and Facsimiles. This Release may not be signed by the Executive prior to the date of Executive’s termination of employment. This Release may be executed in multiple counterparts (including by facsimile signature), each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, the Company has caused this Release to be executed by its duly authorized officer, and the Executive has executed this Release, on the date(s) below written.

BAUDAX BIO, INC.

By:

Name & Title:

Date:

EXECUTIVE

Date:

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